Exhibit (d)(6)(i)(B)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement effective as of July 16, 2014 (“Amendment No. 2”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Manager”) and AllianceBernstein L.P., a Delaware limited partnership (“Alliance” or “Adviser”).

FMG LLC and Alliance agree to modify the Investment Advisory Agreement dated as of May 1, 2011 (“Agreement”) as follows:

1. Removed Portfolios: All references to EQ/AllianceBernstein Short-Term Bond Portfolio are hereby removed from the Agreement.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the EQ/AllianceBernstein Short Duration Government Bond Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and setting forth the fee payable to the Adviser with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		ALLIANCEBERNSTEIN L.P.

By:	/s/ Steven M. Joenk	By:	/s/ Louis T. Mangan
	Steven M. Joenk		Louis T. Mangan
	Chairman, Chief Executive Officer and President		Assistant Secretary

APPENDIX A

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

FEE SCHEDULE

Related Portfolios	Annual Advisory Fee Rate*
EQ/AllianceBernstein Short Duration Government Bond Portfolio	0.065% of the Related Portfolios’ average daily net assets up to and including $5 billion; 0.050% of the Related Portfolios’ average daily net assets over $5 billion and up to and including $10 billion; 0.040% of the Related Portfolios’ average daily net assets over $10 billion.

*	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.